Filed Pursuant to Rule 424(b)(5)
Registration No. 333-132243-01
The registrant is updating the "Calculation
of Registration Fee" table set forth
in the Registration Statement on Form S-3
(Registration No. 333-132243-01) to
indicate the $150,000,000 aggregate
offering price of securities offered hereby
and the filing fee of $5,895, calculated in
accordance with Rule 457(r). This filing
fee has been paid herewith.

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 7, 2006)

$150,000,000

Tampa Electric Company

6.10% Notes due 2018

The notes will bear interest at the rate of 6.10% per year and will mature on May 15, 2018. We will pay interest on the notes on May 15 and November 15 of each year, beginning on November 15, 2008. We may redeem some or all of the notes from time to time. The redemption prices are described beginning on page S-10. There is no sinking fund for the notes.

The notes will be unsecured and will rank on parity with our other unsecured and unsubordinated indebtedness and will be effectively subordinated to our secured indebtedness.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-3.

	Per Note	Total
Price to Public(1)	100%	$150,000,000
Underwriting Discounts and Commissions	0.65%	$975,000
Proceeds, before expenses, to Tampa Electric Company(1)	99.35%	$149,025,000
(1)	Plus accrued interest, if any, from May 16, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes through the book-entry form facilities of The Depository Trust Company on or about May 16, 2008.

Joint Book-Running Managers

Morgan Stanley	BNP PARIBAS

Co-Managers

Fifth Third Securities, Inc.	Morgan Keegan & Company, Inc.	SOCIETE GENERALE	Wedbush Morgan Securities Inc.

The date of this prospectus supplement is May 13, 2008.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We and the underwriters are not making an offer of these securities, or soliciting an offer to buy these securities, in any state where the offer or solicitation is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or the date of the document incorporated by reference.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that also is part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the accompanying prospectus up to an indeterminate amount, of which this offering is a part. The first part of this document is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement contains forward-looking statements. For a description of these statements and a discussion of the factors that may cause our actual results to differ materially from these statements, see “Cautionary Note Regarding Forward-Looking Statements” in the accompanying prospectus and “Risk Factors” beginning on page S-3.

In this prospectus supplement, “we,” “our,” “ours” and “us” refers to Tampa Electric Company, unless the context otherwise requires.

ii

SUMMARY

This summary contains basic information that is important to you. The “Description of the Notes” section of this prospectus supplement contains more detailed information about the terms and conditions of the notes.

Tampa Electric Company

Tampa Electric Company is a wholly owned subsidiary of TECO Energy, Inc., or TECO Energy, an energy-related holding company. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and distribution and energy-related businesses in Guatemala. You can also read the reports filed by TECO Energy with the SEC for more information regarding its business, operating results and financial condition.

Tampa Electric Company is a public utility company. Its Tampa Electric division, or Tampa Electric, provides electric energy and related services to more than 668,000 residential, commercial and industrial customers in its West Central Florida service area covering approximately 2,000 square miles, including the City of Tampa and the surrounding areas. Tampa Electric has a total net winter generating capacity of 4,602 megawatts in operation.

Peoples Gas System, also a division of Tampa Electric Company, is engaged in the purchase, distribution and sale of natural gas. With a presence in most of Florida’s major metropolitan areas, it serves more than 334,000 residential, commercial, industrial and electric power generation customers. Annual natural gas throughput (the amount of gas delivered to its customers, including transportation-only service) in 2007 was 1.4 billion therms.

The principal executive offices of Tampa Electric Company are located at TECO Plaza, 702 North Franklin Street, Tampa, Florida 33602, telephone (813) 228-1111.

The Offering

Issuer	Tampa Electric Company.

Notes Offered	$150,000,000 aggregate principal amount of 6.10% notes due 2018.

Maturity Date	May 15, 2018.

Interest Rate	The notes will bear interest at 6.10% per year from May 16, 2008 to, but excluding, May 15, 2018.

Interest Payment Dates	May 15 and November 15, commencing on November 15, 2008. Interest payments will be made to the persons in whose names the notes are registered on the 15th calendar day immediately preceding the applicable interest payment date.

Denominations	$1,000 with integral multiples of $1,000.

Optional Redemption	The notes will be redeemable, at our option, in whole or in part at any time, at the redemption prices described in “Description of the Notes—Optional Redemption.”

Ranking	The notes will be unsecured and will rank on a parity with our other unsecured and unsubordinated indebtedness and will be effectively subordinated to our secured indebtedness. As of March 31, 2008, we had no secured indebtedness outstanding.

Use of Proceeds	We will use the net proceeds to repay short-term debt, if any, and for general corporate purposes. Pending such uses, we will invest the net proceeds in short-term money market instruments.

Additional Issuances	We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes, may constitute a single series of notes under the indenture.

Form	The notes will be represented by registered global securities registered in the name of Cede & Co. the partnership nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Trustee	The Bank of New York.

Governing Law	The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors	See “Risk Factors” for a discussion of the risk factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

In deciding whether to purchase the notes, you should consider carefully the following factors that could cause our operating results and financial condition to be materially adversely affected. You should also consider the other factors that could cause the consolidated operating results and financial condition of our parent, TECO Energy, included in Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we file jointly with TECO Energy, as updated by our and TECO Energy’s filings with the SEC.

Financing Risks

We have substantial indebtedness, and expect to incur additional debt in the future, which could adversely affect our financial condition and financial flexibility.

We have significant indebtedness, which has resulted in fixed charges we are obligated to pay, and expect to incur additional debt in the future to finance a portion of our forecasted capital expenditures. The level of our indebtedness could limit our ability to obtain additional financing.

We must meet certain financial tests as defined in the applicable agreements to use our credit facilities. Also, we have certain restrictive covenants in specific agreements and debt instruments. These restrictive covenants could further limit our ability to obtain additional financing.

As of March 31, 2008, we were in compliance with required financial covenants, but we cannot assure you that we will be in compliance with these financial covenants in the future. Our failure to comply with any of these covenants or to meet our payment obligations could result in an event of default which, if not cured or waived, could result in the acceleration of other outstanding debt obligations. We may not have sufficient working capital or liquidity to satisfy our debt obligations in the event of an acceleration of all or a portion of our outstanding obligations.

Our financial condition and results could be adversely affected if our capital expenditures are greater than forecast.

We are forecasting higher levels of capital expenditures for compliance with our environmental consent decree, to support normal customer growth, to comply with the design changes mandated by the Florida Public Service Commission, or the FPSC, to harden transmission and distribution facilities against hurricane damage, to improve transmission and distribution system reliability, to improve coal-fired generating unit reliability, and to install peaking combustion turbines to meet peaking capacity needs. We plan to meet our 2013 baseload generating need at Tampa Electric with a combined cycle natural gas plant with an estimated capital cost of approximately $550 million, excluding allowance for funds used during construction.

We expect to incur additional debt to finance a portion of these expenditures. If we are unable to maintain capital expenditures at the forecasted levels, we may need to draw on credit facilities or further access the capital markets, increasing the risk of borrowing on unfavorable terms. We cannot be sure that we will be able to obtain additional financing, in which case our financial position, earnings and credit ratings could be adversely affected.

Our financial condition and ability to access capital may be materially adversely affected by ratings downgrades and we cannot be assured of any rating improvements in the future.

Our senior unsecured debt is rated by S&P at BBB- with a stable outlook, by Moody’s at Baa2 with a positive outlook and by Fitch at BBB+ with a stable outlook. Any downgrades by the rating agencies may affect our ability to borrow, may change requirements for future collateral or margin postings, and may increase our financing costs, which may decrease our earnings. We also may experience greater interest expense than we may have otherwise if, in future periods, we replace maturing debt with new debt bearing higher interest rates due to any such downgrades. In addition, downgrades could adversely affect our relationships with customers and counterparties.

At current ratings, Tampa Electric and Peoples Gas System are able to purchase electricity and gas without providing collateral. If our ratings declined to below investment grade, Tampa Electric and Peoples Gas System could be required to post collateral to support their purchases of electricity and gas.

General Business and Operational Risks

General economic conditions may adversely affect our businesses.

Our business is affected by general economic conditions. In particular, the projected growth of our service area and in Florida is important to the realization of our forecasts for annual energy sales growth. An unanticipated downturn or a failure of market conditions to improve, such as the current slowdown in the housing markets or in the local area’s or in Florida’s economy, could adversely affect our expected performance.

Potential competitive changes may adversely affect our regulated electric and gas businesses.

The U.S. electric power industry has been undergoing restructuring. Competition in wholesale power sales has been introduced on a national level. Some states have mandated or encouraged competition at the retail level and, in some situations, required divestiture of generating assets. While there is active wholesale competition in Florida, the retail electric business has remained substantially free from direct competition. Although not expected in the foreseeable future, changes in the competitive environment occasioned by legislation, regulation, market conditions or initiatives of other electric power providers, particularly with respect to retail competition, could adversely affect Tampa Electric’s business and its expected performance.

The gas distribution industry has been subject to competitive forces for several years. Gas services provided by Peoples Gas System are now unbundled for all non-residential customers. Because Peoples Gas System earns margins on distribution of gas but not on the commodity itself, unbundling has not negatively impacted Peoples Gas System’s results. However, future structural changes that we cannot predict could adversely affect Peoples Gas System.

Our businesses are highly regulated, and any changes in regulations or the regulatory environment could lower revenues or increase costs or competition.

Tampa Electric and Peoples Gas System operate in highly regulated industries. Our retail operations, including the prices charged, are regulated by the FPSC, and Tampa Electric’s wholesale power sales and transmission services are subject to regulation by the Federal Energy Regulatory Commission, or FERC. Changes in regulatory requirements or adverse regulatory actions could have an adverse effect on Tampa Electric’s or Peoples Gas System’s financial performance by, for example, increasing competition or costs, threatening investment recovery or impacting rate structure.

Peoples Gas System is currently earning below the bottom of its allowed ROE range, and our earnings may decrease and we may not be able to earn our allowed return on equity, or ROE, with the current base rates.

Peoples Gas System is currently earning below the bottom of its allowed ROE range. Further, our profitability may decrease and we may not be able to earn within our allowed ROE range under our current base rates due to higher recurring capital spending, primarily in the transmission and distribution areas, and generally higher levels of non-fuel operations and maintenance spending, even without the construction of new generating capacity. Peoples Gas expects to file for base rate relief in 2008.

Our financial results could be adversely affected if the base rate proceedings we expect do not have the expected outcomes.

We expect to seek base rate increases for both our Tampa Electric and Peoples Gas divisions to recover higher levels of non-fuel operations and maintenance spending and increased level of capital investments in facilities and infrastructure. While the FPSC has a history of constructive regulation, we cannot predict the outcome of any such regulatory proceeding. If a base rate increase is not granted or if the allowed ROE is reduced, our financial results could be adversely affected.

Changes in the environmental laws and regulations affecting our businesses could increase our costs or curtail our activities.

Our businesses are subject to regulation by various governmental authorities dealing with air, water and other environmental matters. Changes in compliance requirements or the interpretation by governmental authorities of existing requirements may impose additional costs on us or require us to curtail some of our businesses’ activities.

There is increasing debate and discussion regarding the regulation of greenhouse gas, or GHG, emissions and some states have already proposed or enacted regulations relating to these emissions, which, if enacted, could increase our costs or the costs of our customers, which could impact our sales.

We have a significant number of stationary sources with air emissions. The form of any GHG emission regulation, either federal or state, is unknown at this time and potential costs to reduce GHG emissions are unknown. Presently there is no viable technology to remove CO2 post-combustion from conventional coal-fired units such as our Big Bend units.

Regulation in Florida allows utility companies to recover from customers prudently incurred costs for compliance with new environmental regulations. We would expect to recover from customers the costs of power plant modifications or other costs required to comply with new GHG emission regulation, but increased costs for electricity may cause customers to change usage patterns, which would impact our sales. If the regulation allowing cost recovery is changed and the cost of compliance is not recovered through the Environmental Cost Recovery Clause, we could seek to recover those costs through a base-rate proceeding, but we cannot predict whether the FPSC would grant such recovery.

The significant, phased reductions in GHG emissions called for by the executive orders signed by the governor of Florida in 2007 could add to our costs and adversely affect our operating results.

In 2007, the governor of Florida signed three executive orders aimed at reducing GHG in the state. The executive orders call for GHG emissions by the utility sector in Florida of not greater than 2000 levels by 2017, not greater than 1990 levels by 2025, and not greater than 20% of 1990 levels by 2050. Although we believe our repowering of the coal-fired Gannon Station to the natural gas-fired H. L. Culbreath Bayside Station should position us well to meet the 2017 target, we are still evaluating whether we will be able to meet the 2025 and 2050 targets.

The executive orders charge the Florida Department of Environmental Protection (FDEP) with developing detailed rules to implement these emissions limits. The FDEP has started the rule making process, but it is expected to take an extended period of time to reach completion. Until the final rules are developed, the impact on us and our customers cannot be determined. However, if the final rules result in increased costs to us, or further changes in customer usage patterns in response to higher rates, our operating results could be adversely affected.

The Florida legislature recently passed legislation implementing aspects of the executive orders. The legislation, which is awaiting the governor’s signature, directs the FPSC and FDEP to study and develop proposals for the major initiatives regarding renewable energy portfolio and carbon cap and trade, respectively, with additional legislative action required in 2009 and 2010 for final approval.

A mandatory renewable energy portfolio standard could add to our costs and adversely affect our operating results.

In connection with the executive orders signed by the Governor of Florida in July 2007, the FPSC was tasked with evaluating a renewable portfolio target of 20% by 2020. In addition, there is proposed legislation in the U.S. Congress to introduce a renewable energy portfolio standard at the federal level. It remains unclear, however, if or when action on such legislation would be completed. We could incur significant costs to comply with a renewable energy portfolio standard, as proposed. Our operating results could be adversely affected if we were not permitted to recover these costs from customers, or if customers change usage patterns in response to increased rates.

We, the State of Florida and the nation as a whole are increasingly dependent on natural gas to generate electricity. There may not be adequate infrastructure to deliver adequate quantities of natural gas to meet the expected future demand and the expected higher demand for natural gas may lead to increasing costs for the commodity.

The deferral of our IGCC unit and the cancellation of numerous proposed coal-fired generating stations in Florida and across the United States in response to GHG emissions concerns will lead to an increasing reliance on natural gas-fired generation to meet the growing demand for electricity. Currently there is an adequate supply and infrastructure to meet demand for natural gas in Florida and nationally. There is, however, uncertainty regarding whether the available supply of both domestic and imported natural gas and the existing infrastructure to transport the natural gas into and within Florida are adequate to meet the projected increased demand.

If supplies are inadequate or if significant new investment is required to install the pipelines necessary to transport the gas, the cost of natural gas could rise. Currently our businesses are allowed to pass the cost for the commodity gas and transportation services through to the customer without profit. Changes in regulations could reduce our businesses’ earnings if they required us to bear a portion of the increased cost.

Our businesses are sensitive to variations in weather and the effects of extreme weather, and have seasonal variations.

Our business is affected by variations in general weather conditions and unusually severe weather. Our energy sales are particularly sensitive to variations in weather conditions. We forecast energy sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather could have a material impact on energy sales. Unusual weather, such as hurricanes, could adversely affect operating costs and sales and cause damage to our facilities, requiring additional costs to repair.

Peoples Gas System, which has a typically short but significant winter peak period that is dependent on cold weather, is more weather-sensitive than Tampa Electric, which has both summer and winter peak periods. Mild winter weather in Florida can be expected to negatively impact results at Peoples Gas System.

Commodity price changes may affect the operating costs and competitive positions of our businesses.

Our businesses are sensitive to changes in coal, gas, oil and other commodity prices. Any changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services.

In the case of Tampa Electric, fuel costs used for generation are affected primarily by the cost of coal and natural gas. Tampa Electric is able to recover prudently incurred costs of fuel through retail customers’ bills, but increases in fuel costs affect electric prices and, therefore, the competitive position of electricity against other energy sources.

The ability to make sales and the margins earned on wholesale power sales are affected by the cost of fuel to Tampa Electric, particularly as it compares to the costs of other power producers.

In the case of Peoples Gas System, costs for purchased gas and pipeline capacity are recovered through retail customers’ bills, but increases in gas costs affect total retail prices, and therefore, the competitive position of Peoples Gas System relative to electricity, other forms of energy and other gas suppliers.

Changes in customer energy usage patterns may affect our sales.

The average energy usage per residential customer declined in 2006 and 2007. We believe that this was in response to mild weather, higher energy prices reflected both through the fuel charge on bills and for higher energy prices in general, increased appliance efficiency, and to changes in residential construction patterns in our service area. In addition, the current slowdown in the Florida housing market has increased the number of vacant residences, which have active meters but minimal energy consumption.

Our forecasts are based on normal weather patterns and long-term historical trends in customer energy use patterns. Our ability to increase energy sales and earnings could be negatively impacted if energy prices increase in general and customers continue to use less energy in response to higher energy prices.

The number of new multi-family homes has increased relative to traditional detached single-family homes in 2006 and 2007. New multi-family residential construction tends to be smaller and more energy efficient than traditional detached residences; therefore, the per-residential customer usage is lower for these residences. The number of multi-family building permits issued in our service area increased in 2007 compared to detached single-family residences, which indicates that this trend may continue. A higher percentage of multi-family residences may cause a further decline in per-residential customer usage.

We rely on some transmission and distribution assets that we do not own or control to deliver wholesale electricity, as well as natural gas. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver electricity and natural gas may be hindered.

We depend on transmission and distribution facilities owned and operated by other utilities and energy companies to deliver the electricity and natural gas we sell to the wholesale and retail markets, as well as the natural gas we purchase for use in our electric generation facilities. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual and service obligations may be hindered.

The FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities. Likewise, unexpected interruption in upstream natural gas supply or transmission could affect our ability to generate power or deliver natural gas to local distribution customers.

Problems with operations could cause us to incur substantial costs.

We are subject to various operational risks, including accidents, or equipment failures and operations below expected levels of performance or efficiency. As an operator of power generation facilities, we could incur problems such as the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes that would result in performance below assumed levels of output or efficiency. Our outlook assumes normal operations and normal maintenance periods for our facilities.

We are a party from time to time to legal proceedings that may result in a material adverse effect on our financial condition.

From time to time, we are a party to, or otherwise involved in, lawsuits, claims, proceedings, investigations and other legal matters that have arisen in the ordinary course of conducting our business. While the outcome of these lawsuits, claims, proceedings, investigations and other legal matters which we are a party to, or otherwise involved in, cannot be predicted with certainty, any adverse outcome to lawsuits against us may result in a material adverse effect on our financial condition.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended March 31, 2008	Twelve Months Ended March 31, 2008	Year Ended December 31,
			2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges	2.20x	3.01x	3.12x	3.12x	3.50x	3.45x	2.71x	(1)

(1)	Includes the effect of a $79.6 pretax charge recorded in the first quarter of 2003 related to turbine purchase cancellations, the effect of which was to reduce the ratio.

For the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of debt premium and an estimate of the interest component of rentals. Interest expense includes total interest expense, excluding Allowance for Funds Used During Construction, and an estimate of the interest component of rentals.

CAPITALIZATION

The following table summarizes the historical capitalization of Tampa Electric Company at March 31, 2008 and its capitalization as adjusted to reflect the issuance and sale of notes contemplated by this prospectus supplement based on estimated net proceeds of $148.7 million and our application of the net proceeds in the manner described in “Use of Proceeds.”

	March 31, 2008
	Actual Amounts	As Adjusted
	($ in millions)
Cash and cash equivalents	$7.9	$138.6

Short-term debt	18.0	—
Long-term debt due within one year	5.7	5.7
Long-term debt, less amount due within one year	1,749.9	1,899.9

Total debt	1,773.6	1,905.6
Common equity	1,927.6	1,927.6

Total capitalization	$3,701.2	$3,833.2

USE OF PROCEEDS

We estimate that the net proceeds (after deducting underwriting discounts and commissions and estimated offering expenses) from this offering will be approximately $148.7 million. We expect to use the net proceeds from this offering to repay short-term debt and for general corporate purposes. We will use a portion of the net proceeds from this offering to repay in full the amount, if any, drawn on our unsecured credit facility as of the closing date of this offering. We will use the remaining amount of net proceeds, in lieu of cash from sales of accounts receivable of Tampa Electric Company under our accounts receivable credit facility, to pay operating expenses of Tampa Electric Company, which has the effect of repaying our accounts receivable credit facility as accounts receivable are collected. As of the close of business on May 8, 2008, no amount was drawn on either our unsecured credit facility or our accounts receivable credit facility. The amounts drawn on our unsecured credit facility and on our accounts receivable credit facility and the respective interest rates on those amounts, could fluctuate daily. Our unsecured credit facility matures May 9, 2012 and our accounts receivable credit facility matures December 19, 2008. Pending such uses, we will invest the net proceeds in short-term money market instruments.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes that we are offering supplements the description of the general terms of the debt securities under the caption “Description of Debt Securities of Tampa Electric Company” in the accompanying prospectus.

The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of the indenture dated as of July 1, 1998, as amended by a third supplemental indenture thereto between us and The Bank of New York, as trustee, and as amended and supplemented by a seventh supplemental indenture thereto between us and The Bank of New York, as trustee, which has been filed with the SEC as an exhibit to the Registration Statement of which the prospectus forms a part. The indenture provides for the issuance from time to time of various series of debt securities, including the notes.

For purposes of the following description, unless otherwise indicated, a business day is any day that is not (i) a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close, or (ii) a day on which the Corporate Trust Office of the Trustee is closed for business.

General

The initial aggregate principal amount of the notes offered under this prospectus is $150,000,000. The notes will mature on May 15, 2018.

The notes will bear interest at 6.10% per year (computed based on a 360-day year consisting of twelve 30-day months) for the period from May 16, 2008 to, but excluding, May 15, 2018. Interest on the notes will be payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2008. Interest payments will be made to the persons in whose names the notes are registered on the 15th calendar day (whether or not a business day) immediately preceding the related interest payment date.

The notes do not have a sinking fund. We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms, and the same CUSIP number, as the notes. Any additional notes having such similar terms, together with the notes, may constitute a single series of notes under the indenture.

Ranking

The notes will be our unsubordinated and unsecured obligations and will rank equally in right of payment with all of our other unsubordinated and unsecured indebtedness. The notes will not limit other indebtedness or securities that we or any of our subsidiaries may incur or issue or contain financial or similar restrictions on us or any of our subsidiaries. The notes will be effectively subordinated to our secured indebtedness to the extent of the collateral securing those obligations. Holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding. As a result, you may receive less, ratably, than holders of secured indebtedness.

Form

The notes will be issued in fully registered form, without coupons, in minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof. The notes will be initially issued as global securities. See “—Book-Entry, Delivery and Form” below for additional information concerning the notes and the book-entry system. The Depository Trust Company, or DTC, will be the depositary with respect to the notes. We will make all payments of principal and interest in immediately available funds to DTC in the City of New York.

Optional Redemption

We may redeem all or any part of the notes at our option at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 35 basis points (0.35%), as calculated by an Independent Investment Banker, plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

We will mail a notice of redemption at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

“Comparable Treasury Issue” means with respect to any redemption date the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. If the remaining term of the notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if an Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means any of Morgan Stanley & Co. Incorporated, BNP Paribas Securities Corp., or any of their respective successors, as designated by us, or if all of those firms are unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

“Reference Treasury Dealer” means:

•

Morgan Stanley & Co. Incorporated, BNP Paribas Securities Corp. or their affiliates and each of their respective successors; provided that if any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

•	up to three other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, as of any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately proceeding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Book-Entry, Delivery and Form

The notes will be issued in global form. Each global note will be deposited on the date of the closing of the sale of the notes with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC’s nominee.

So long as DTC, or its nominee, is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the owner of such global note for all purposes under the indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security:

•	will not be entitled to have securities registered in their names,

•	will not receive or be entitled to receive physical delivery of any such securities, and

•	will not be considered the registered holder thereof under the indenture.

Accordingly, each person holding a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such note.

Global notes may be exchanged in whole for certificated securities only if:

•

DTC notifies us that it is unwilling or unable to continue as depository for the global notes or the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we fail to appoint a successor depository within 90 days;

•	we, in our sole discretion, notify the trustee in writing that we elect to cause the issuance of certificated securities; or

•	there has occurred and is continuing an event of default under the indenture.

The following is based solely on information furnished by DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other similar organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org. The references to DTC’s websites are not intended to incorporate information on those websites into this prospectus by reference.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to Tampa Electric Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Tampa Electric Company or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee or Tampa Electric Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is Tampa Electric Company’s or the trustee’s responsibility, disbursement of payments to direct participants shall be the responsibility of DTC, and disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to a tender agent, and shall effect delivery of notes by causing the direct participants to transfer the participant’s interest in the notes, on DTC’s records, to a tender agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered notes to the tender agent’s account.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to Tampa Electric Company or the trustee. Under these circumstances, in the event Tampa Electric Company does not appoint a successor securities depository, notes certificates will be printed and delivered.

Tampa Electric Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Tampa Electric Company believes to be reliable, but Tampa Electric Company takes no responsibility for their accuracy.

The Trustee

The Trustee is The Bank of New York, which maintains banking relationships with us and our affiliates in the ordinary course of business and serves as trustee under other indentures with us and some of our affiliates. The trustee also is a party to our unsecured credit facility. If the trustee acquires any conflicting interest (within the meaning of the Trust Indenture Act), it will be required to eliminate the conflict or resign.

UNDERWRITING

Morgan Stanley & Co. Incorporated and BNP Paribas Securities Corp. are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions specified in an underwriting agreement dated the date of this prospectus supplement, each underwriter named below has, severally and not jointly, agreed to purchase, and we have agreed to sell to that underwriter, severally and not jointly, the principal amount of the notes set forth opposite the underwriter’s name below.

Underwriter	Principal Amount of Notes
Morgan Stanley & Co. Incorporated	$52,500,000
BNP Paribas Securities Corp.	$52,500,000
Fifth Third Securities, Inc.	$11,250,000
Morgan Keegan & Company, Inc.	$11,250,000
SG Americas Securities, LLC	$11,250,000
Wedbush Morgan Securities Inc.	$11,250,000

Total	$150,000,000

UnionBanc Investment Services LLC, a Financial Industry Regulatory Authority member and subsidiary of Union Bank of California, N.A., is being paid a referral fee by Wedbush Morgan Securities Inc.

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriting agreement also provides that if one or more underwriters default on their purchase commitments and the amount to which the default relates does not exceed 10% of the aggregate principal amount of the notes, the purchase commitment of the non-defaulting underwriters shall be correspondingly increased. To the extent the amount to which the default relates exceeds 10% of the aggregate principal amount of the notes, the underwriting agreement shall be terminated.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers at the public offering price less a concession not to exceed 0.        % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a concession not to exceed 0.        % of the principal amount of the notes on sales to other dealers. After the initial public offering, the representatives may change the public offering price and concessions.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the notes or that a public trading market for the notes will develop. If no active public trading market develops, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on factors such as prevailing interest rates, the market for similar securities and our performance, as well as other factors not listed here.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $336,750.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriting syndicate, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise might exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

The underwriters, and some of their affiliates, have performed investment banking, financial advisory, commercial banking and other services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of business, for which they will receive customary fees and commissions in connection with these services.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts will pass upon the validity of the notes offered hereby. Certain matters will be passed upon for the underwriters by Ropes & Gray LLP.

EXPERTS

The financial statements and financial statement schedule of Tampa Electric Company incorporated in this prospectus by reference to Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Tampa Electric Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and files reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on TECO Energy’s website at www.tecoenergy.com. Our website is not part of this prospectus supplement or the accompanying prospectus. You may request a copy of the registration statement, including the exhibits to the registration statement, at no cost by writing or calling us at the address provided below under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus supplement certain information we file with the SEC, which means that we are disclosing important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus supplement. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below, which we have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and before the termination of this offering; except that, unless we indicate otherwise, we do not incorporate any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	Our Current Report on Form 8-K filed on February 25, 2008; and

•	Our Current Report on Form 8-K filed on March 28, 2008.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Director of Investor Relations

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any other supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in prospectus supplement, the accompanying prospectus or any other supplement or term sheet is accurate as of any date other than the date on the front of these documents.

TECO ENERGY, INC.

Debt Securities

Preferred Stock

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Warrants

TAMPA ELECTRIC COMPANY

Debt Securities

TECO Energy, Inc. may offer from time to time to sell debt securities consisting of debentures, notes or other evidences of indebtedness, preferred stock, common stock, stock purchase contracts, stock purchase units, and warrants or other rights to purchase common stock, preferred stock or debt securities. The debt securities may be senior, pari passu or subordinated to other indebtedness of ours. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

Tampa Electric Company may offer from time to time to sell debt securities consisting of debentures, notes or other evidences of indebtedness.

TECO Energy, Inc.’s common stock trades on the New York Stock Exchange under the symbol “TE”.

This prospectus provides you with a general description of the securities we may offer. We may offer the securities as separate series, in amounts, prices and on terms determined at the time of the sale. When we offer securities, we will provide a prospectus supplement or a term sheet describing the terms of the specific issue, including the offering price of the securities. You should read both this prospectus and any prospectus supplement or term sheet, together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 1 of this prospectus, before you make your investment decision.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is March 7, 2006

TECO Energy, Inc. and Tampa Electric Company • 702 North Franklin Street • Tampa, Florida 33602 • (813) 228-1111

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under the shelf process, we may, from time to time, issue and sell to the public any combination of the securities described in the registration statement in one or more offerings. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website as indicated below under the heading “Where You Can Find More Information.”

In this prospectus, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc. and Tampa Electric Company unless otherwise specified or the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Both TECO Energy and Tampa Electric Company are subject to the reporting requirements of the Securities Exchange Act of 1934 and file reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC’s website at www.sec.gov. Copies of certain information filed by each of us with the SEC are also available on TECO Energy’s website at www.tecoenergy.com. Our website is not part of this prospectus. You may request a copy of the registration statement, including the exhibits to the registration statement, at no cost by writing or calling us at the address provided below under “Incorporation by Reference.”

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to another document. Any information incorporated by reference is an important part of this prospectus. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below, which we have filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this prospectus and before the termination of this offering; except that, unless we indicate otherwise, we do not incorporate any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Combined Annual Report on Form 10-K of TECO Energy and Tampa Electric Company for the fiscal year ended December 31, 2005;

•

Description of TECO Energy’s common stock contained in TECO Energy’s Registration Statement on Form 8-B, filed on July 13, 1981 (File No. 1-8180), including any amendment or reports filed for the purpose of updating such description;

•	Combined Current Report on Form 8-K of TECO Energy and Tampa Electric Company filed on January 31, 2006; and

•	Tampa Electric Company’s Current Report on Form 8-K filed on January 20, 2006.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Director of Investor Relations

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or term sheet. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or term sheet is accurate as of any date other than the date on the front of these documents.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or term sheet, and the documents we have incorporated by reference into this prospectus may contain statements about future events, expectations or future financial performance. These forward-looking statements are identifiable by our use of such words as “anticipate,” “believe,” “expect,” “intend,” “may,” “project,” “will” or other similar words or expressions.

Without limiting the foregoing, any statements relating to our:

•	anticipated capital investments;

•	liquidity and financing requirements;

•	projected operating results;

•	future transactions; and

•	other plans

are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements. When considering forward-looking statements, you should keep in mind the cautionary statements describing these uncertainties and business risks in this prospectus, any prospectus supplement or term sheet and the documents incorporated by reference, including the Investment Considerations included in our filings with the SEC.

You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

TECO ENERGY

TECO Energy is a holding company with five core businesses, consisting of regulated electric and gas utility operations in Florida and three unregulated businesses. TECO Energy was incorporated in Florida in 1981 as part of a restructuring in which we became the parent of Tampa Electric Company. Tampa Electric Company, our largest subsidiary, has regulated electric and gas utility operations in separate divisions. TECO Energy’s unregulated businesses are involved in coal mining and synthetic fuel production and sale, marine transportation and electric generation and distribution in Guatemala.

TECO Energy’s principal executive offices are located at 702 North Franklin Street, Tampa, Florida 33602. TECO Energy’s telephone number is (813) 228-1111.

TAMPA ELECTRIC COMPANY

Tampa Electric Company is a public utility company that is a wholly owned subsidiary of TECO Energy. Its Tampa Electric division provides retail electric service to customers in west central Florida. Its Peoples Gas System division is engaged in the purchase and distribution of natural gas to residential, commercial and industrial and electric power generation customers throughout Florida.

Tampa Electric Company’s principal executive offices are located at 702 North Franklin Street, Tampa, Florida 33602. Tampa Electric Company’s telephone number is (813) 228-1111.

DESCRIPTION OF DEBT SECURITIES OF TECO ENERGY

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc.

The debt securities will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all our other unsecured and unsubordinated indebtedness. We will issue debt securities in one or more series under an indenture dated as of August 17, 1998 between TECO Energy and The Bank of New York, as trustee. We filed the indenture as an exhibit to Amendment No. 1 to TECO Energy’s Registration Statement on Form S-3 dated August 24, 1998 (Registration No. 333-60819). The following description of the terms of the debt securities summarizes only the material terms of the debt securities. The description is not complete, and we refer you to the indenture, which we incorporate by reference.

General

The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.

Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the particular amount, price and other terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or the method by which such date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;

•	the date or dates on which any such interest will be payable and the record dates, if any, for any such interest payments;

•	if applicable, whether we may extend the interest payment periods and, if so, the permitted duration of any such extensions;

•	the place or places where the principal of and interest on the debt securities will be payable;

•

any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or analogous provision or at the option of the holder and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to an obligation;

•	the denominations in which we will issue the debt securities, if other than denominations of $1,000;

•	the terms and conditions, if any, on which we may redeem the debt securities;

•

the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;

•

whether we will issue any debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security and any provisions regarding the transfer, exchange or legending of any such global security if different from those described below under the caption “Global Securities”;

•

any addition to, change in or deletion from the events of default or covenants described in this prospectus with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any such amounts;

•	any terms relating to the conversion of the debt security into our common stock, preferred stock or other security issuable by us;

•	any subordination of the debt securities to any of our other indebtedness; and

•	other material terms of the debt securities.

Unless the prospectus supplement or term sheet relating to the issuance of a series of debt securities indicates otherwise, the debt securities will have the following characteristics:

We will issue debt securities only in fully registered form, without coupons and, generally, in denominations of $1,000 or multiples of $1,000. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

The principal of, and any premium and interest on, any debt securities will be payable at the corporate trust office of The Bank of New York in New York, New York. Debt securities will be exchangeable and transfers thereof will be registrable at this corporate trust office. Payment of any interest due on any debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for interest.

We will have the right to redeem the debt securities only upon written notice mailed to the holders between 30 and 60 days prior to the redemption date.

If we plan to redeem the debt securities, before the redemption occurs, we are not required to:

•	issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

•

after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except, if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder so requests.

We may offer and sell debt securities at a substantial discount below their principal amount. We will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars in the relevant prospectus supplement or term sheet.

The indenture does not provide special protection for the debt securities in the event we are involved in a highly leveraged transaction.

The debt securities are obligations exclusively of TECO Energy, Inc., which, as a holding company, has no material assets other than its ownership of the common stock of its subsidiaries, including Tampa Electric Company. We will rely entirely upon distributions from our subsidiaries to meet the payment obligations under the debt securities. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the debt securities or otherwise to make any funds available to us including the payment of dividends or other distributions or the extension of loans or advances. Furthermore, the ability of our subsidiaries to make any payments to us would be dependent upon the terms of any credit facilities of the subsidiaries and upon the subsidiaries’ earnings, which are subject to various business risks. In a bankruptcy or insolvency proceeding, claims of holders of the debt securities would be satisfied solely from our equity interests in our subsidiaries remaining after the satisfaction of claims of creditors of the subsidiaries. Accordingly, the debt securities are effectively subordinated to existing and future liabilities of our subsidiaries to their respective creditors.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Consolidation, Merger, Etc.

We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

•

the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes our obligations under the indenture; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture.

Modification of the Indenture

The indenture provides that we or the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and (ii) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by a modification, we may not:

•	change the date stated on the debt security on which any payment of principal or interest is stated to be due;

•	reduce the principal amount or any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

•	change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

•

impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the debt securities.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series except:

•	a default in the payment of principal of, or any premium or interest on, any debt security of that series;

•	in respect of a covenant or provision under the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Events of Default

An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to the indenture):

•	we fail to pay any interest on any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to pay principal of or premium, if any, on any debt security of that series when due;

•	we fail to deposit any sinking fund payment in respect of any debt security of that series when due, and such failure has continued for 30 days;

•

we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and such failure has continued for 90 days after we receive written notice as provided in the indenture;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event defined as an event of default with respect to debt securities of a particular series.

If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities which are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

Satisfaction and Discharge of the Indenture

We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

Defeasance of Debt Securities

Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, we may cause ourself (subject to the terms of the indenture) to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

Under current Federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

The Trustee

The trustee is The Bank of New York, which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with us and some of our affiliates.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK OF TECO ENERGY

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc.

We currently have authorized 10,000,000 shares of undesignated preferred stock, $1.00 par value per share, none of which were issued and outstanding as of the date of this prospectus. Under Florida law and our charter, our board is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval.

Subject to limitations prescribed by Florida law and our charter and by-laws, our board can determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions as may be desired concerning voting, redemption, dividends, dissolution, or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.

Our board is authorized to determine the voting rights of any series of preferred stock, subject to the following restrictions in our charter:

•

holders of shares of our preferred stock are not entitled to more than the lesser of (i) one vote per $100 of liquidation value and (ii) one vote per share, when voting as a class with the holders of shares of our common stock; and

•

holders of shares of our preferred stock are not entitled to vote on any matter separately as a class, other than (i) as required by Florida law, or (ii) as specified in the terms of the preferred stock, if the matter to be voted upon would affect the powers, preferences or special rights of the series or with respect to the election of directors in the event of our failure to pay dividends on the series.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the charter amendment establishing the terms of the preferred stock with the SEC. This description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for dividends;

•	whether dividends will be cumulative, partially cumulative or non-cumulative and, if cumulative or partially cumulative, the date from which the dividends will accumulate;

•	the procedures for any auction or remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into any series of our common stock, and, if applicable, the conversion price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on parity with the series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or winding up;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank as follows:

•

senior to all classes or series of our common stock, and to all equity securities issued by us, the terms of which specifically provide that they rank junior to the preferred stock with respect to those rights;

•	on a parity with all equity securities we issue that do not rank senior or junior to the preferred stock with respect to those rights; and

•	junior to all equity securities we issue, the terms of which do not specifically provide that they rank on a parity with or junior to the preferred stock with respect to these rights.

As used for these purposes, the term “equity securities” does not include convertible debt securities.

DESCRIPTION OF COMMON STOCK OF TECO ENERGY

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc.

Our authorized common stock consists of 400,000,000 shares, $1.00 par value per share. At February 16, 2006, there were 208,324,908 shares of common stock issued and outstanding. The approximate number of shareholders of record of our common stock as of February 16, 2006 was 19,406.

Each share of our common stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, are entitled to receive any dividends, in cash, securities or property, as our board may declare. We may not pay cash dividends on our common stock at any time when we have deferred interest payments on our 8.50% Junior Subordinated Notes Due 2041 issued in connection with the issuance of the 8.50% Trust Preferred Securities of TECO Capital Trust I or our 5.934% Junior Subordinated Notes Due January 15, 2007 underlying the 5.934% Trust Preferred Securities of TECO Capital Trust II originally issued as part of our 9.50% Adjustable Conversion-Rate Equity Security Units. Also, if the aggregate quarterly dividend payments on our common stock were to equal or exceed $50,000,000, subject to increase in the event we issue additional shares of common stock, we would not be able to declare or pay cash dividends on our common stock or make certain other distributions unless we had previously delivered liquidity projections satisfactory to the administrative agent under our $200 million credit facility demonstrating that we will have sufficient cash to pay such dividends and distributions and the three succeeding quarterly dividends.

In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to share pro-rata in all of our remaining assets available for distribution.

The common stock issued by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The Bank of New York is the transfer agent and registrar for our common stock.

ANTI-TAKEOVER EFFECTS OF TECO ENERGY’S ARTICLES OF INCORPORATION AND

BYLAWS, FLORIDA LAW AND TECO ENERGY’S RIGHTS PLAN

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc.

Required Vote for Authorization of Certain Actions

Our Articles of Incorporation, which we refer to as our Articles, require the vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes and series entitled to vote generally in the election of directors for approval of certain business combinations, including certain mergers, asset sales, security issuances, recapitalizations and liquidations, involving us or our subsidiaries and certain acquiring persons (namely a person, entity or specified group which beneficially owns more than 10% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in an election of directors), unless such business combination has been approved by a majority of disinterested directors, or the fair market value and other procedural requirements of our Articles are met.

Election and Removal of Directors

Our board of directors is divided into three classes. The directors in each class serve for a three year term, one class being elected each year by our stockholders. A vote of a majority of the board or 80% of the combined voting power of the then outstanding shares of stock, voting together as a single class, is required to remove a director, with or without cause. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of the directors. Under the terms of our bylaws and Articles, these provisions cannot be changed without a supermajority vote of our shareholders.

Under Florida Law

Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The “Control Share Acquisitions” section of the Florida Business Corporation Act, or FBCA, generally provides that shares acquired in excess of certain specified thresholds, beginning at 20% of a corporation’s outstanding voting shares, will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation’s disinterested shareholders. We have provided in our bylaws that the Control Share Acquisition Act shall not apply to us.

The “Affiliated Transactions” section of the FBCA generally requires majority approval by disinterested directors or supermajority approval of disinterested shareholders of certain specified transactions (such as a merger, consolidation, sale of assets, issuance or transfer of shares or reclassifications of securities) between a corporation and a holder of more than 10% of the outstanding shares of the corporation, or any affiliate of such shareholder.

Rights Plan

We have a shareholder rights plan. Under the plan, each outstanding share of our common stock carries with it a right, currently unexercisable, that if triggered permits the holder to purchase large amounts of our or any successor entity’s securities at a discount and/or trade those purchase rights separately from the common stock. The rights are triggered when a person acquires, or makes a tender or exchange offer to acquire, 10% of our common stock. The plan, however, prohibits the 10%-acquiror, or its affiliates, from exercising our shares’ purchase rights. As a result the acquiror’s interest in TECO Energy is substantially diluted. The rights expire in May 2009, subject to extension. We may also redeem the rights at a nominal price per right until 10 business days after a triggering event.

These and other provisions of our Articles, bylaws and rights plan could discourage potential acquisition proposals and could delay or prevent a change in control.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS OF TECO ENERGY

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates (which we refer to as stock purchase contracts). The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts (which we refer to as stock purchase units). The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligation under the original stock purchase contract.

The applicable prospectus supplement will describe the material terms of the stock purchase contracts or stock purchase units and, if applicable, prepaid securities. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS AND OTHER PURCHASE RIGHTS OF TECO ENERGY

For the purposes of this section, “we”, “our”, “ours” and “us” refer to TECO Energy, Inc.

General

We may issue warrants and/or other rights to purchase debt securities (which we refer to as debt warrants), preferred stock (which we refer to as preferred stock warrants) or common stock (which we refer to as common stock warrants). We may issue any of these warrants or purchase rights (which we refer to generally as warrants) independently or together with other securities offered by this prospectus and attached to or separate from the other securities. If we issue warrants, we will issue them under warrant agreements between us and a bank or trust company, as agent, all of which will be described in the prospectus supplement relating to the warrants we are offering.

Debt Warrants

We will describe the terms of debt warrants offered in the applicable prospectus supplement, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

•	the title;

•	the aggregate number offered;

•	their issue price or prices;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise, and the procedures and conditions relating to exercise;

•	the designation and terms of any related debt securities and the number of debt warrants issued with each security;

•	if applicable, the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise, and the price at which that principal amount of debt securities may be purchased upon exercise;

•	the commencement and expiration dates of the right to exercise;

•	the maximum or minimum number which may be exercised at any time;

•	if applicable, a discussion of the material United States income tax considerations applicable to exercise;

•	and any other terms, including terms, procedures and limitations relating to exercise.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before exercising their debt warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the securities purchasable upon exercise.

Other Warrants

The applicable prospectus supplement will describe the following terms of preferred stock warrants or common stock warrants offered under this prospectus:

•	the title;

•	the securities issuable upon exercise;

•	the issue price or prices;

•	the number of warrants issued with each share of preferred stock or common stock;

•	any provisions for adjustment of (i) the number or amount of shares of preferred stock or common stock issuable upon exercise of the warrants or (ii) the exercise price;

•	if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	the commencement and expiration dates of the right to exercise;

•	the maximum and minimum number that may be exercised at any time; and

•	any other terms, including terms, procedures, and limitations relating to exchange or exercise.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or shares of preferred stock or common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the corporate trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the debt securities or shares of preferred stock or common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF DEBT SECURITIES OF TAMPA ELECTRIC COMPANY

For the purposes of this section, “we”, “our”, “ours” and “us” refer to Tampa Electric Company.

The debt securities will be unsecured and, unless indicated otherwise in the applicable prospectus supplement or term sheet, will rank on parity with all our other unsecured and unsubordinated indebtedness. We will issue debt securities in one or more series under an indenture dated as of July 1, 1998 between Tampa Electric Company and The Bank of New York, as trustee. We filed the indenture as an exhibit to Amendment No. 1 to Tampa Electric Company’s Registration Statement on Form S-3 dated July 13, 1998 (Registration No. 333-55873). The following description of the terms of the debt securities summarizes only the material terms of the debt securities. The description is not complete and we refer you to the indenture, which we incorporate by reference.

General

The indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities that we may issue under it. We are not required to issue debt securities of any series at the same time nor must the debt securities within any series bear interest at the same rate or mature on the same date.

Each time that we issue a new series of debt securities, the prospectus supplement or term sheet relating to that new series will describe the particular amount, price and other terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable or the method by which such date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;

•	the date or dates on which any such interest will be payable and the record dates, if any, for any such interest payments;

•	if applicable, whether we may extend the interest payment periods and, if so, the permitted duration of any such extensions;

•	the place or places where the principal of and interest on the debt securities will be payable;

•

any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund, purchase fund or similar provision or at the option of the holder and the terms and conditions on which the debt securities may be redeemed or purchased pursuant to an obligation;

•	the denominations in which we will issue the debt securities, if other than denominations of $1,000;

•	the terms and conditions, if any, on which we may redeem the debt securities;

•

the currency, currencies or currency units in which we will pay the principal of and any premium and interest on the debt securities, if other than U.S. dollars, and the manner of determining the equivalent in U.S. dollars;

•

whether we will issue any debt securities in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security and any provisions regarding the transfer, exchange or legending of any such global security if different from those described below under the caption “Global Securities;”

•

any addition to, change in or deletion from the events of default or covenants described in this prospectus with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any index or formula used to determine the amount of principal of or any premium or interest on the debt securities and the manner of determining any such amounts;

•	any subordination of the debt securities to any other indebtedness of the Company; and

•	other material terms of the debt securities.

Unless the prospectus supplement or term sheet relating to the issuance of a series of debt securities indicates otherwise, the debt securities will have the following characteristics:

We will issue debt securities only in fully registered form, without coupons and in denominations of $1,000 or multiples of $1,000. We will not charge a service fee for the registration, transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with registration, transfer or exchange.

The principal of, and any premium and interest on, any debt securities will be payable at the corporate trust office of The Bank of New York in New York, New York. Debt securities will be exchangeable and transfers thereof will be registrable at this corporate trust office. Payment of any interest due on any debt security will be made to the person in whose name the debt security is registered at the close of business on the regular record date for interest.

We will have the right to redeem the debt securities only upon written notice mailed between 30 and 60 days prior to the redemption date.

If we plan to redeem the debt securities, before the redemption occurs we are not required to:

•	issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before we mail the notice of redemption and ending on the day we mail the notice; or

•

after we mail the notice of redemption, register the transfer of or exchange any debt security selected for redemption, except if we are only redeeming a part of a debt security, we are required to register the transfer of or exchange the unredeemed portion of the debt security if the holder so requests.

We may offer and sell debt securities at a substantial discount below their principal amount. We will describe any applicable special federal income tax and other considerations, if any, in the relevant prospectus supplement or term sheet. We may also describe in the relevant prospectus supplement or term sheet certain special federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars.

The indenture does not provide special protection for the debt securities in the event we are involved in a highly leveraged transaction.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement or term sheet will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

Consolidation, Merger, Etc.

We will not consolidate or merge with or into any other corporation or other organization, or sell, convey or transfer all or substantially all of our assets to any individual or organization, unless:

•

the successor is an individual or organization organized under the laws of the United States or any state thereof or the District of Columbia or under the laws of a foreign jurisdiction and such successor consents to the jurisdiction of the courts of the United States or any state thereof;

•	the successor or transferee expressly assumes our obligations under the indenture; and

•	the consolidation, merger, sale or transfer does not cause the occurrence of a default under the indenture.

Upon the assumption by the successor of our obligations under the indenture and the debt securities issued thereunder, and the satisfaction of any other conditions required by the indenture, the successor will succeed to and be substituted for us under the indenture.

Modification of the Indenture

The indenture provides that we or the trustee may modify or amend its terms with the consent of (i) the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each affected series and (ii) 66 2/3% in aggregate principal amount of the outstanding debt securities of all affected series. However, without the consent of each holder of all of the outstanding debt securities affected by that modification, we may not:

•	change the date stated on the debt security on which any payment of principal or interest is stated to be due;

•	reduce the principal amount or any premium or interest on, any debt security, including in the case of a discounted debt security, the amount payable upon acceleration of the maturity thereof;

•	change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

•

impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity (or, in the case of redemption, on or after the redemption date); or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture, for waiver of compliance with some provisions of the indenture or for waiver of some defaults.

Under limited circumstances and only upon the fulfillment of conditions, we and the trustee may make modifications and amendments of the indenture without the consent of any holders of the debt securities.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series except:

•	a default in the payment of principal of, or any premium or interest on, any debt security of that series;

•	a default of a covenant or provision under the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Events of Default

An event of default with respect to debt securities of any series issued under the indenture is any one of the following events (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to the indenture):

•	we fail to pay any interest on any debt security of that series when due, and such failure has continued for 30 days;

•	we fail to pay principal of or any premium on any debt security of that series when due;

•	we fail to deposit any sinking fund payment in respect of any debt security of that series when due, and such failure has continued for 30 days;

•

we fail to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), and such failure has continued for 90 days after we receive written notice as provided in the indenture;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event defined as an event of default with respect to debt securities of a particular series.

If an event of default with respect to any series of debt securities occurs and is continuing, the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discounted debt securities, a portion of the principal amount that the terms of the series may specify) of all debt securities of that series to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul that declaration and its consequences. The prospectus supplement or term sheet relating to any series of debt securities that are discounted debt securities will specify the particular provisions relating to acceleration of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default and the continuation of the event of default.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the trustee and other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to limitations specified in the indenture, interest on such debt security on its stated maturity date (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any of these payments.

We must furnish to the trustee an annual statement that to the best of our knowledge we are not in default in the performance and observance of any terms, provisions or conditions of the indenture or, if there has been such a default, specifying each default and its status.

Satisfaction and Discharge of the Indenture

We will have satisfied and discharged the indenture and it will cease to be in effect (except as to our obligations to compensate, reimburse and indemnify the trustee pursuant to the indenture and some other obligations) when we deposit or cause to be deposited with the trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit (or to the stated maturity date or earlier redemption date for debt securities that have been called for redemption).

Defeasance of Debt Securities

Unless otherwise provided in the prospectus supplement or term sheet for a series of debt securities, and subject to the terms of the indenture, we may request to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on and after the date the conditions set forth in the indenture are satisfied. Such conditions include the deposit with the trustee, in trust for such purpose, of money and/or U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the stated maturity date of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

Under current federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors should consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the federal income tax laws.

The Trustee

The trustee is The Bank of New York, which maintains banking relationships with us in the ordinary course of business and serves as trustee under other indentures with us and some of our affiliates.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

USE OF PROCEEDS

We will describe in the applicable prospectus supplement how we intend to use the net proceeds from the sale of the securities.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts. Legal counsel to any underwriters may pass upon legal matters for such underwriters.

EXPERTS

The consolidated financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of TECO Energy incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 of TECO Energy have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and financial statement schedules of Tampa Electric Company incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 of Tampa Electric Company have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$150,000,000

Tampa Electric Company

6.10% Notes due 2018

PROSPECTUS SUPPLEMENT

Morgan Stanley

BNP PARIBAS

Fifth Third Securities, Inc.

Morgan Keegan & Company, Inc.

SOCIETE GENERALE

Wedbush Morgan Securities Inc.

May 13, 2008